Exhibit 10.2

FINAL VERSION

GOVERNANCE AGREEMENT

Dated as of May 4, 2017

by and between

ORMAT TECHNOLOGIES, INC.

and

ORIX CORPORATION

i

GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT, dated as of May 4, 2017, is entered into by and between Ormat Technologies, Inc., a Delaware corporation (the “Company”), and ORIX Corporation, a Japanese corporation (the “Investor”).

RECITALS:

WHEREAS, simultaneously with the execution hereof, the Investor, FIMI ENRG, Limited Partnership, an Israeli limited partnership, and FIMI ENRG, L.P., a Delaware limited partnership (collectively, “FIMI”), Bronicki Investments Ltd., an Israeli company (“Bronicki”), Mr. Isaac Angel (the “CEO”) and Mr. Doron Blachar (the “CFO”, and, collectively with FIMI, Bronicki and the CEO the “Sellers”), are entering into that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Investor will purchase 10,988,577 shares of common stock, par value $0.001 per share (the “Common Stock”), held by the Sellers, representing at least 21.1% of all the outstanding shares of Common Stock;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), each of the current directors of the Company set forth on Schedule 1 (collectively, the “Resigning Directors”) has delivered (or will deliver) to the Company his resignation as a director of the Company, subject to and effective upon the Closing;

WHEREAS, in connection with the transactions contemplated by this Agreement, simultaneously with the execution hereof the Investor and the Company are entering into a Registration Rights Agreement and a Commercial Agreement (together, the “Additional Agreements”); and

WHEREAS, prior to the execution of this Agreement and the Purchase Agreement, the Board of Directors of the Company (the “Board of Directors”), at the Investor’s request, and for good and valuable consideration as provided herein and in the Additional Agreements, duly adopted resolutions substantially in the form attached hereto as Exhibit A; and in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Investor has requested, among other things, that the Company (i) appoint each Investor Designee as a Director to fill the vacancy created by the resignation of the Resigning Director set forth opposite such Investor Designee’s name on Schedule 1, and nominate or re-nominate the Investor Designees (or Investor Directors) designated in accordance with the terms of this Agreement, as Directors, and (ii) agree to certain other matters in connection with the operation of the Board of Directors as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. The following terms shall have the meanings ascribed to them below:

“13D Group” means any group of Persons (other than a group comprised solely of ORIX Parties) who, with respect to the acquiring, holding, voting or disposing of Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Additional Agreements” has the meaning set forth in the recitals to this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act. Notwithstanding anything to the contrary set forth in this Agreement, the Company and its Affiliates (other than the ORIX Parties) shall not be deemed to be Affiliates of the ORIX Parties.

“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Beneficially Own” with respect to any securities, means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof). The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

“Board” or “Board of Directors” has the meaning set forth in the recitals to this Agreement.

“Bronicki” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York or Tokyo, Japan are open for the general transaction of business.

“Cap” means, with respect to any class or series of Voting Securities, as of any date of determination, 30.0% of the aggregate amount of then-outstanding Voting Securities of such class or series.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Ormat Technologies, Inc., dated as of June 29, 2004, filed with the Secretary of State of the State of Delaware, as amended, supplemented or otherwise modified in accordance with its terms and applicable Law.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the stockholders of the Company immediately prior to the effectiveness of such consolidation, merger or other business combination fail to own, directly or indirectly, a majority of the Voting Power; (c) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires a majority of the Voting Power (other than (i) a reincorporation or similar corporate transaction in which the Company’s stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (ii) a transaction described in clause (b) (such as a triangular merger) in which the stockholders of the Company immediately prior to such transaction continue to own, directly or indirectly, a majority of the Voting Power) or (d) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by a majority of the Directors at the time of such replacement.

“Closing” has the meaning set forth in the recitals of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Company” has the meaning set forth in the preamble of this Agreement.

“Common Stock” has the meaning set forth in the recitals of this Agreement.

“Competing Takeover Proposal” has the meaning set forth in Section 3.1(b).

“Contract” means any legally binding contract, agreement, deed, mortgage, license, instrument, note, commitment, undertaking, indenture or arrangement (including any and all amendments and modifications thereto), whether written or oral.

“Designee” means individually, each Investor Designee or the Independent Designee, and collectively, the Investor Designees and the Independent Designee.

“Director” means a member of the Board of Directors.

“Election Meeting” has the meaning set forth in Section 2.1(d).

“Equity Securities” of any Person (other than an individual) means, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) any and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“Excess Voting Securities” has the meaning set forth in Section 2.4(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FIMI” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.

“Going Private Transaction” means any transaction (or series of related transactions) that, if consummated, would cause the Voting Securities listed for trading on a securities exchange(s) immediately prior to the consummation of such transaction (or series of related transactions), or the shares received as consideration in such transaction (or series of related transactions), to no longer be listed for trading on any securities exchange immediately following the consummation of such transaction (or series of related transactions).

“Governmental Entity” means any supra-national (including the European Union), national, federal, state, provincial, municipal, local or foreign government or political subdivision thereof, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority and including any national securities exchange or interdealer quotation system.

“Independent Designee” means the Proposed Independent Designee jointly agreed upon by the Investor and the Company and named on Schedule 2 or any Replacement thereof, subject to the terms of Section 2.1.

“Independent Director” means an Independent Designee elected or appointed pursuant to the provisions of Section 2.1.

“Initial Shares” means the shares of Common Stock purchased by the Investor on the Closing Date pursuant to the Purchase Agreement.

“Investor” has the meaning set forth in the preamble of this Agreement.

“Investor Designees” means the Persons designated for nomination by the Investor and named on Schedule 1 or any Replacement thereof, subject to the terms of Section 2.1.

“Investor Director” means an Investor Designee elected or appointed pursuant to the provisions of Section 2.1.

“Investor Percentage Interest” means, as of any date of determination, the quotient (represented as a percentage) obtained by dividing (i) the Voting Power of the ORIX Parties by (ii) the Voting Power of all then-outstanding Voting Securities.

“Investor Takeover Proposal” has the meaning set forth in Section 3.1(b).

“Investor Transaction Documents” has the meaning set forth in Section 3.1(b).

“Investor Transaction Party” has the meaning set forth in Section 3.1(b).

“Law” means any statute, law (including common law), ordinance, rule, regulation, code, constitution, treaty, judgment, decree, ruling, order, stipulation, determination, award or other requirement, in each case, of any Governmental Entity (and including the applicable rules of any national securities exchange or interdealer quotation system).

“Material Events” means (a) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any Equity Securities of the Company, except for regular quarterly cash dividends on the Company’s Common Stock consistent with the Company’s past practices, provided that with respect to shares of Common Stock, in no event shall such quarterly cash dividends per share for any fiscal year aggregate more than 20% of the Company’s earnings per share with respect to shares of Common Stock for such fiscal year, (b) any split, combination or reclassification of any Equity Securities of the Company or any issuance or the authorization of any issuance of any Equity Securities of the Company (other than the issuance of Equity Securities of the Company pursuant to employee benefit plans disclosed in the Company’s SEC Filings), (c) consolidation, amalgamation, merger or binding share exchange of the Company with or into another Person, (d) any other transaction to effectuate a merger or other business combination that, in whole or in part, requires the approval of the Company’s stockholders, or (e) the entering into of any Contract by the Company or any of its Subsidiaries to do any of the foregoing.

“NDA” means that certain non-disclosure agreement, dated February 28, 2017, by and between the Company and ORIX Corporation.

“Non-Investor Director” means a member of the Board of Directors who is not an Investor Director.

“ORIX Parties” means (i) the Investor and (ii) any Affiliate of the Investor, until such time as such Person is no longer an Affiliate of the Investor.

“Permitted Acquisition” has the meaning set forth in Section 3.1.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or any other entity (including any Governmental Entity).

“Proposed Independent Designee” has the meaning set forth in Section 2.1(b)(ii).

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Representatives” means, with respect to a party, its and its Affiliates’ respective directors, officers, employees and agents.

“Replacement” has the meaning set forth in Section 2.1(f).

“Replacement Right” has the meaning set forth in Section 2.1(f).

“Resigning Directors” has the meaning set forth in the recitals of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the recitals of this Agreement.

“Special Committee“ has the meaning set forth in Section 3.1(b).

“Standstill Period” means the period commencing at the Closing and ending on the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the date on which the Investor is no longer entitled to designate any Investor Designees in accordance with Section 2.1.

“Subject Issuance” means an issuance by the Company of additional Voting Securities or any securities of the Company convertible into, or exchangeable or exercisable for, such Voting Securities, and options, warrants or other rights to acquire such Voting Securities or similar securities, other than issuances (i) in connection with any stock split, subdivision, stock dividend or pro rata recapitalization by the Company, (ii) of options to purchase Voting Securities, and Voting Securities, in each case issued to employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board of Directors, or (iii) of any Voting Securities in connection with the acquisition of another Person or business by the Company, other than an acquisition by the Company or its Subsidiaries of or from an Affiliate of the Company; provided that such acquisition has been approved by the Board of Directors, and such Voting Securities are being issued as consideration for the transaction and not in connection with third-party financing obtained for such transaction or otherwise.

“Subject Securities” means the Voting Securities (or other securities of the Company) that are the subject of a particular Subject Issuance.

“Subsidiary” means, with respect to a Person, a Person that is directly or indirectly controlled by such first Person. For purposes of the immediately preceding sentence, the term “control”, as used with respect to any Person, means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Superior Proposal” has the meaning set forth in Section 3.1(b).

“Takeover Proposal” has the meaning set forth in Section 3.1(b).

“Takeover Proposals” has the meaning set forth in Section 3.1(b).

“Voting Power” means at any time the ordinary voting power of all the outstanding Voting Securities in respect of the election of Directors at such time.

“Voting Securities” means the shares of Common Stock and any other securities of the Company entitled to vote generally for the election of Directors.

Article II
GOVERNANCE

Section 2.1     Board of Directors.

(a)     On the Closing Date immediately subsequent to the effective time of the resignation as Director of each of the Resigning Directors, the Company shall cause the Board of Directors to (i) appoint each Investor Designee as a Director to fill the vacancy created by the resignation as Director of the Resigning Director set forth opposite such Investor Designee’s name on Schedule 1, and (ii) increase the size of the Board to nine (9) Directors and appoint the Independent Designee as a Director.

(b)     From and after the Closing Date:

(i)     Subject to Section 2.1(b)(iii), the Investor shall have the right to designate for nomination by the Board as the Investor Directors (upon the recommendation of the Nominating and Corporate Governance Committee) three (3) Investor Designees (it being understood that such right shall include the right to designate for nomination any incumbent Investor Director or a Replacement).

(ii)     Subject to Section 2.1(b)(iii), the Investor shall identify and propose to the Company one or more individuals to be the Independent Designee (the “Proposed Independent Designee(s)”). The Investor and the Company shall jointly agree on one (1) Proposed Independent Designee to be the Independent Designee for nomination by the Board (upon the recommendation of the Nominating and Corporate Governance Committee) as the Independent Director (it being understood that such right shall include the right to jointly designate for nomination any incumbent Independent Director or a Replacement). The Independent Designee (and the Proposed Independent Designee(s)), as of the time of designation thereof and during the term of his or her service as an Independent Director, (x) shall be “independent” in accordance with the applicable New York Stock Exchange listing standards and the SEC rules regarding audit committee independence, and (y) shall not be, and during the three (3) year period prior to his or her designation shall not have been, an employee of, or any other person having a continuous material relationship with, the Investor or any other ORIX Party.

(iii)     The right of the Investor to designate for nomination the Investor Designees as set forth in Section 2.1(b)(i) and to jointly (with the Company) designate for nomination the Independent Designee as set forth in Section 2.1(b)(ii) shall be subject to the following: (x) from and after the time when the Voting Power of the ORIX Parties is less than eighteen percent (18%) (“First Stepdown Threshold”) but greater than or equal to thirteen percent (13%), (1) the Investor shall only be entitled to designate two (2) Investor Designees and (jointly with the Company, in accordance with Section 2.1(b)(ii)) the Independent Designee, and (2) to the extent that on the date on which the Investor no longer holds Voting Power in excess of the First Stepdown Threshold there are three (3) Investor Directors on the Board, the Investor shall use its reasonable best efforts to cause one (1) Investor Director, selected by the Investor in its sole discretion, to tender his or her resignation to the Board (such that as of such resignation there will be only two (2) Investor Directors on the Board), as promptly as practicable following such date (unless a majority of the Non-Investor Directors agree in writing that such Investor Director shall not be so required to resign);Section 2.1(b)(iii)Section 2.1(h)1 (y) from and after the time when the Voting Power of the ORIX Parties is less than thirteen percent (13%) (“Second Stepdown Threshold”) but greater than or equal to five percent (5%), (1) the Investor shall only be entitled to designate one (1) Investor Designee and shall no longer be entitled to designate, in accordance with Section 2.1(b)(ii), the Proposed Independent Designee or the Independent Designee and (2) to the extent that on the date on which the Investor no longer holds Voting Power in excess of the Second Stepdown Threshold there is more than one (1) Investor Director on the Board, the Investor shall use its reasonable best efforts to cause one (1) or two (2) Investor Director(s), as applicable, selected by the Investor in its sole discretion, to tender his, her or their resignation to the Board (such that as of such resignation(s) there will be only one (1) Investor Director on the Board), as promptly as practicable following such date (unless a majority of the Non-Investor Directors on the Board of Directors agree in writing that such Investor Director(s) shall not be so required to resign), and (z) from and after the time when the Voting Power of the ORIX Parties is less than five percent (5%) (“Third Stepdown Threshold”), (1) the Investor shall not be entitled to designate any Investor Designees and (2) to the extent that on the date on which the Investor no longer holds Voting Power in excess of the Third Stepdown Threshold there are any Investor Directors on the Board, the Investor shall use its reasonable best efforts to cause any remaining Investor Directors to tender his, her or their resignation(s) to the Board (such that as of such resignation(s) there will no longer be any Investor Directors on the Board), as promptly as practicable following such date (unless a majority of the Non-Investor Directors agree in writing that such Investor Director(s) shall not be so required to resign).

(c)     At no time from and after the date hereof shall the number of Directors on the Board of Directors be more than nine (9) unless otherwise approved by the Board of Directors; provided that, for so long as the Investor has the right to designate at least one Investor Designee pursuant to this Section 2.1, such approval will require the consent of a majority of the Investor Directors (but in any event at least one (1) Investor Director).

(d)     Subject to Section 2.1(h), the Company and the Board of Directors, including the Nominating and Corporate Governance Committee thereof, shall cause each Investor Designee and the Independent Designee designated in accordance with Section 2.1(b) to be included in management’s slate of nominees for election as a Director at each annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”).

(e)     The Company agrees to use reasonable best efforts to, and to use reasonable best efforts to cause the Board of Directors and the Nominating and Corporate Governance Committee thereof to, cause the election of each Investor Designee and the Independent Designee to the Board of Directors at each Election Meeting (including recommending that the Company’s stockholders vote in favor of the election of each Investor Designee and the Independent Designee). For the avoidance of doubt, for the purposes of this Section 2.1(e), “reasonable best efforts” shall require the Company to support each Independent Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

1 Note to Draft: Prior to joining the Board, each Investor Director and the Independent Director will be required to execute and provide to the Company and the Investor a letter agreeing to irrevocably resign from the Board upon the earlier of (x) a request from the Investor in accordance with Section 2.1 (b)(iii) or a request from the Investor or the Company in accordance with Section 2.1 (h), as applicable, and (y) in the case of an Investor Director, the termination of this Agreement.

(f)     If any (i) Designee (x) is unable to serve as a Director on the Closing Date or, if subsequent to the Closing Date, to stand for election as a Director or serve as a Director, for any reason, or (y) fails to be elected at an Election Meeting solely as a result of such Designee failing to receive the necessary vote or (ii) Investor Director or the Independent Director is removed (with or without cause) or otherwise ceases to be a Director for any reason (including death, resignation, retirement or disability), the Investor (in the case of any Investor Designee or Investor Director, as applicable) or the Investor and the Company in accordance with Section 2.1(b)(ii) (in the case of the Independent Designee or the Independent Director, as applicable) shall have the right to submit the name of a replacement for each such Designee or to fill the vacancy created by the removal, death, resignation, retirement or disability of any Investor Director or the Independent Director, as applicable, on the terms and subject to the conditions of this Section 2.1 (each a “Replacement”) to the Company for its approval (such determination to be made by the Company acting in good faith and consistent with this Agreement and the Company’s nominating and governance practices (consistently applied) in effect at such time) and who shall, if so approved, serve as a Director upon the Closing Date or, if subsequent to the Closing Date, stand for election as a Director or fill such vacancy as Director in accordance with the terms of this Section 2.1 (such right, the “Replacement Rights”). For each proposed Replacement that is not approved by the Company, the Investor (in the case of any Investor Designee or Investor Director, as applicable) or the Investor and the Company in accordance with Section 2.1(b)(ii) (in the case of the Independent Designee or the Independent Director), as applicable, may exercise its or their Replacement Right until the Company approves (in accordance with this Section 2.1(f)) a Replacement to serve as a Director upon the Closing Date or, if subsequent to the Closing Date, to stand for election as a Director or fill such vacancy as a Director, whereupon such person shall be appointed as the Replacement and such Replacement shall be treated as a Designee or as a Director, as the case may be, for all purposes. The Investor, with respect to an Investor Director, or each of the Investor and the Company, with respect to the Independent Director, shall exercise its Replacement Rights as promptly as practicable following the occurrence of any vacancy (and in any event within three (3) Business Days following the occurrence of such vacancy). At any time there is a vacancy of an Investor Director or the Independent Director, the Company shall (1) fill such vacancy as promptly as reasonably practicable and (2) not take any action with respect to a Material Event (unless approved prior to such vacancy) without the consent of the remaining Investor Directors, unless, in the case of this clause (2), failure to take any such action would be reasonably expected to constitute a breach of Director fiduciary duties under applicable Law or the Investor is in breach of its obligations set forth in the immediately preceding sentence or the Nominating and Corporate Governance Committee of the Board has not received on a timely basis all the information it has reasonably requested with respect to the applicable Replacement in connection with its consideration as a Director of such Replacement. The Nominating and Corporate Governance Committee of the Board shall render its recommendation with respect to any proposed Replacement as promptly as practicable (and in no event later than five (5) Business Days after such Replacement was proposed to the Nominating and Corporate Governance Committee) (provided that the Nominating and Corporate Governance Committee of the Board has received all the information it has reasonably requested with respect to such Replacement in connection with its consideration as a Director of such Replacement), and the Board of Directors shall vote on the appointment or nomination, as applicable, of each such Replacement as promptly as practicable (and in no event later than three (3) Business Days after the Nominating and Corporate Governance Committee recommendation of such Replacement). In evaluating any such proposed Replacement, the Nominating and Corporate Governance Committee and the Board of Directors shall apply the same standards and criteria as they would apply when evaluating any other potential Director nominees. A Designee shall, at the time of nomination, and a Director, at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules. The Company acknowledges that, as of the date of this Agreement, to the Company’s knowledge, each of Messrs. Yuichi Nishigori, Stan Koyanagi and Todd Freeland is “independent” in accordance with the applicable New York Stock Exchange listing standards.

(g)     Notwithstanding anything to the contrary in this Agreement, neither the Nominating and Corporate Governance Committee, the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend a Designee if, as reasonably determined in good faith by a majority of the Non-Investor Directors, such Designee as a Director would not qualify as “independent” within the meaning of the applicable New York Stock Exchange listing standards and, solely in the case of the Independent Director, the SEC rules regarding audit committee independence, as applicable, or otherwise violate applicable Law, and in each such case the Investor shall have the Right to exercise its Replacement Rights in accordance with Section 2.1(f).

(h)     The Investor shall have the sole right (in its sole discretion) to request that any or all Investor Directors tender his, her or their resignations as a Director, for any reason (with or without cause) and at any time, and each of the Investor and the Company shall have the right to request that the Independent Director tender his or her resignation as a Director, with or without cause at any time (without limiting, in each case, Section 2.1(b)).

Section 2.2     Expenses and Fees; Indemnification. The Company agrees to reimburse each Investor Director and the Independent Director for his or her reasonable expenses, including travel and lodging expenses, consistent with the Company’s policy for such reimbursement in effect from time to time, incurred in connection with attending meetings of the Board of Directors or any committee thereof. The Company shall (i) indemnify, or provide for the indemnification of, the Investor Directors and the Independent Director, (ii) provide for the advancement of fees and expenses to the Investor Directors and the Independent Director, and (iii) provide for director’s and officer’s insurance coverage for the Investor Directors and the Independent Director, in each case, on the same terms, to the same extent and in the same amounts as the Company provides indemnification, advancement of fees and expenses, and director’s and officer’s insurance to other non-executive Directors.

Section 2.3     Committees.

(a)     The Company agrees that, after the Closing Date, each committee of the Board of Directors shall consist of three (3) Directors. The Company further agrees that the following shall apply with respect to committees of the Board of Directors: (i) the Nominating and Corporate Governance Committee shall consist of two (2) Directors to be designated by the Non-Investor Directors and one (1) Investor Director to be designated by the Investor Directors; provided that each of such Directors shall be “independent” within the meaning of the applicable New York Stock Exchange listing standards, (ii) the Compensation Committee shall consist of two (2) Directors to be designated by the Non-Investor Directors and one (1) Investor Director to be designated by the Investor Directors; provided that each of such Directors shall be “independent” within the meaning of the applicable New York Stock Exchange listing standards and satisfy the applicable independence requirements under Section 162(m) of the Internal Revenue Code and Section 16 of the Exchange Act; (iii) the Audit Committee shall consist of two (2) Directors to be designated by the Board of Directors and the Independent Director; provided that each of such Directors shall satisfy the requirements of Rule 10A-3 under the Exchange Act; and (iv) any other committee of the Board of Directors shall consist of two (2) Directors to be designated by the Non-Investor Directors and one (1) Investor Director, subject to any applicable Law and the applicable New York Stock Exchange listing standards. In the event the inability of an Investor Director to serve on the Board of Directors for any reason results in a vacancy on any such committee of the Board of Directors, the Investor shall have the right to require that the Replacement appointed pursuant to Section 2.1(f) or another Investor Director be immediately appointed to fill the vacancy left by such Investor Director, subject to the provisions of this Section 2.3. In the event an Investor Director is removed by the Board of Directors from any committee on which such Investor Director serves, the Investor shall have the right to require that another Investor Director (designated by the Investor) immediately fill the committee vacancy as a result of such removal, subject to the provisions of this Section 2.3.

(b)     The Investor shall use its reasonable best efforts to promptly cause any Investor Director to resign from any committee of the Board if, as determined in good faith by a majority of the Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.

Section 2.4     Voting Agreement.

(a)     Except as expressly provided in Section 2.4(b), in any matter submitted to a vote of stockholders of the Company, the Investor (or any other ORIX Party) may vote any or all of its Voting Securities in its sole discretion, subject to applicable Law.

(b)     Notwithstanding Section 2.4(a):

(i)     During the Standstill Period, the Investor agrees (x) to cause all Voting Securities Beneficially Owned by the ORIX Parties to be present at any stockholders’ meeting of the Company either in person or by proxy, and (y) that at any time any action is to be taken by the stockholders of the Company (at a stockholders meeting or by written consent in lieu thereof), the Investor shall vote, or cause to be voted, all Excess Voting Securities (if any) in proportion to votes cast by all the stockholders of the Company (other than the ORIX Parties). For the purposes of this Agreement, “Excess Voting Securities” means, as of any date of determination, an amount of Voting Securities with Voting Power equal to (x) the then-applicable Investor Percentage Interest, minus (y) twenty five percent (25%); provided that if the Investor Percentage Interest is less than 25%, the Excess Voting Securities shall equal zero (0); and

(ii)     From and after the Closing, until the expiration or termination of the Standstill Period, and so long as the Company is in compliance with Section 2.1 and Section 2.3(a), the Investor agrees to (i) vote, or cause to be voted, all Voting Securities Beneficially Owned by the ORIX Parties in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee of the Board of Directors (including the Investor Designees and the Independent Designee) and (ii) not to take, alone or in concert with other Persons, any action to remove or oppose any Director or Director nominees nominated by the Nominating and Corporate Governance Committee of the Board of Directors (including the Investor Designees and the Independent Designee).

Article III
STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS

Section 3.1     Standstill.

(a)     During the Standstill Period, except as provided in Section 3.1(b), Section 3.1(c) or Section 3.1(d), the Investor will not, and will cause each of the other ORIX Parties not to, directly or indirectly:

(i)     Beneficially Own, whether individually or as part of a 13D Group, any class or series of Voting Securities in excess of the Cap, except as otherwise permitted by this Agreement;

(ii)     engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to the Company, become a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities, in each case, with respect thereto, other than the Investor Designees and the Investor Directors;

(iii)     grant a proxy or other voting power over its Voting Securities to any Person other than another ORIX Party or the Company or its designees;

(iv)     deposit any of its Voting Securities into a voting trust, or subject any of its Voting Securities to any agreement with respect to the voting of such Voting Securities, except in accordance with and subject to this Agreement;

(v)     propose any matter for submission to a vote of stockholders of the Company in accordance with Rule 14a-8 promulgated under the Exchange Act or call or seek to call a meeting of the stockholders of the Company, including by written consent;

(vi)     tender its Voting Securities in any tender offer or exchange offer, or vote in favor of or otherwise support any transaction that would result in a Change of Control of the Company, in each case, if such tender or exchange offer or transaction is opposed by the Board of Directors;

(vii)     make any public request or public proposal to change the Board of Directors or management of the Company, including any public requests or public proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, except as provided in Section 2.1(f);

(viii)     make any public request or public proposal that the Company effect any material change to its dividend policy determined by the Board of Directors from time to time;

(ix)     make any public request or public proposal seeking to have the Company waive or make amendments to its Certificate of Incorporation or by-laws, in each case, in a manner that would impede or facilitate a Change of Control of the Company;

(x)      make any public request or proposal causing a class or series of securities of the Company to be delisted from any securities exchange or to become eligible for termination of registration under the Exchange Act, other than an Investor Takeover Proposal;

(xi)     make any public disclosure regarding any intention, plan or proposal with respect to the Company or the Board of Directors that is inconsistent with the provisions of this Agreement;

(xii)     challenge the validity or enforceability (but not any interpretation) of the provisions of this Section 3.1(a); or

(xiii)     enter into discussions, negotiations, arrangements or agreements with any Person with respect to any of the actions prohibited by this Section 3.1, or advise or encourage any Person to take any action with respect to any of the actions prohibited by this Section 3.1;

provided, however, that nothing contained in this Section 3.1 shall limit, restrict or prohibit (i) the acquisition of the Initial Shares, (ii) any non-public discussions with or non-public communications or proposals to management of the Company or the Board of Directors by the Investor, its controlled Affiliates or Representatives relating to any of the foregoing, or (iii) subject to applicable Law, any Director (including any Investor Director) from taking any action (to the extent not inconsistent with his or her fiduciary duties as a member of the Board of Directors (or any committees thereof)) in his or her capacity as such.

(b)     Notwithstanding anything to the contrary in Section 3.1(a) or any other section of this Agreement (and subject to the immediately following sentence of this Section 3.1(b)), the Investor shall not be limited, restricted or prohibited from submitting, at any time, any non-public offer or proposal solely to the Board of Directors with respect to a transaction, action or matter constituting a Change of Control (including any Going Private Transaction) (any such offer or proposal regarding a transaction, action or matter constituting a Change of Control (including a Going Private Transaction), a “Takeover Proposal”). In the event the Investor, another ORIX Party or any other Person acting on behalf of or at the direction of the Investor or another ORIX Party, or in concert with the Investor or another ORIX Party (an “Investor Transaction Party”), submits any Takeover Proposal (an “Investor Takeover Proposal”) to the Board of Directors, the Investor acknowledges and agrees that (i) the Board of Directors shall establish a committee of Non-Investor Directors (which shall consist of at least three (3) Non-Investor Directors, and, in the event of a Competing Takeover Proposal, shall also not include any director affiliated with the Person or Persons making such Competing Takeover Proposal (if any)) (a “Special Committee”) to (x) consider such Investor Takeover Proposal and any other Takeover Proposal that reasonably constitutes a competing or alternative Takeover Proposal to the Investor Takeover Proposal (a “Competing Takeover Proposal” and together with any Investor Takeover Proposal, as applicable, “Takeover Proposals”), (y) make any recommendation to the Board of Directors regarding such Takeover Proposal(s), including any recommendation of the Board of Directors to the Company’s stockholders regarding such Takeover Proposal(s), and (z) otherwise take any and all actions on behalf of the Board of Directors consistent with applicable Law regarding such Takeover Proposal(s) and (ii) any transaction (or series of transactions) contemplated by any such Takeover Proposal(s) must be subject to the approval of a majority of the outstanding Voting Securities other than, (x) in the case of any Investor Takeover Proposal, Voting Securities Beneficially Owned by the ORIX Parties or (y) in the case of any Competing Takeover Proposal, the Voting Securities Beneficially Owned by the Person or Persons making such Competing Takeover Proposal or any of their respective Affiliates. In the event that, following the entry by the Company and one or more Investor Transaction Parties into one or more definitive documents providing for an Investor Takeover Proposal (collectively “Investor Transaction Documents”), the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that any Competing Takeover Proposal is more favorable to the Company’s stockholders from a financial point of view than the Investor Takeover Proposal (taking into account (1) all financial considerations, including relevant legal, financial, regulatory and other aspects of such third-party offer deemed in good faith to be relevant by the Special Committee, (2) the identity of the Person(s) making such Competing Takeover Proposal, and (3) the conditions and prospects for completion of the transactions contemplated by such Competing Takeover Proposal) (any such Competing Takeover Proposal, a “Superior Proposal”), the Special Committee shall have the right to (I) change its recommendation in favor of such Superior Proposal and (II) terminate any and all Investor Transaction Documents, upon the terms and subject to the conditions of the Investor Transaction Documents, in order to accept and enter into an agreement with respect to such Superior Proposal; provided that the Investor Transaction Documents shall provide that the Investor or the relevant other Investor Transaction Parties shall have the right, at any time and from time to time, to propose any amendments or modifications to the Investor Transaction Documents such that the Competing Takeover Proposal no longer constitutes a Superior Proposal.

(c)     In the event of any material breach by the Company or the Board of Directors of Section 2.1, each of the restrictions set forth in Section 3.1(a) or Section 3.1(b) Section 3.1(a)shall terminate within ten (10) days after written notice thereof by the Investor to the Company if such breach has not been cured.

(d)     Without limiting anything contained in Section 3.1(b), the restrictions set forth in Section 3.1(a) shall be suspended during the following periods; provided that during any such suspension (x) the Investor will not, and will cause each of the other ORIX Parties not to, directly or indirectly, acquire Beneficial Ownership of any additional Voting Securities and (y) the provisions of Section 2.4(b) shall continue to apply:

(i)     after the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change of Control and prior to its termination; or

(ii)     during the pendency of a third person tender offer or exchange offer for at least 50.1% of any class or series of the outstanding Voting Securities (that does not involve any breach of Section 3.1(a)), which tender offer or exchange offer, if consummated, would result in a Change of Control, that (1) the Board of Directors recommends that the stockholders of the Company tender their shares in response to such offer or does not recommend against such tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the Board of Directors later publicly recommends that the stockholders of the Company tender their shares in response to such offer and prior to the abandonment of such offer.

(e)     Without limiting Section 6.1, any amendment, waiver or other modifications to the provisions of this Section 3.1 shall require the approval of a majority of the Non-Investor Directors on the Board of Directors or a special committee thereof comprised of Non-Investor Directors.

Section 3.2     Investor Preemptive Rights. Notwithstanding anything in this Agreement to the contrary:

(a)     From and after the Closing, at any time that the Company effects a Subject Issuance, the Investor shall have the right to purchase from the Company for cash additional Subject Securities (in each instance, an “Additional Subject Securities Purchase”), such that following such respective Subject Issuance and such Additional Subject Securities Purchase, the Investor Percentage Interest will be the same as the Investor Percentage Interest immediately prior to such Subject Issuance.

(b)     Prior to any Subject Issuance, the Company shall provide the Investor with written notice of such Subject Issuance not less than ten (10) Business Days prior to the date thereof (such period between such notice and the date of the Subject Issuance or the expected date of entry into such contract, if applicable, the “Notice Period”), including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering or, in the case of an offering exempt from registration, the private placing memorandum or similar offering documents in respect of such offering, (i) describing (A) the anticipated amount of Subject Securities, price (if reasonably known) and other available (or reasonably determinable) material terms upon which the Company offers to sell Subject Securities, and (B) the number of Subject Securities the Investor is entitled to purchase pursuant to this Section 3.2, and (ii) containing a binding offer to sell Subject Securities to the Investor subject to the consummation of the Subject Issuance. If prior to any such Subject Issuance, there is a material change in the terms of such Subject Issuance (other than, in the case of a public offering, a change in the anticipated amount of Subject Securities or the price), then prior to such Subject Issuance, the Company shall provide the Investor with ten (10) Business Days’ prior written notice describing such change (such period between such notice and the date of the Subject Issuance, also a “Notice Period”).

(c)     The Investor may exercise its right to effect an Additional Subject Securities Purchase by providing written notice to the Company (i) in the event of a Subject Issuance for cash consideration, prior to the expiration of the Notice Period, or (ii) in the event of a Subject Issuance for non-cash consideration, at least three (3) Business Days prior to the expiration of the Notice Period. Such Investor’s notice must indicate the specific amount of Subject Securities that the Investor desires to purchase and shall constitute exercise by the Investor of its rights under this Section 3.2 and a binding agreement of the Investor to purchase the number (or amount) of Subject Securities specified in the Investor’s notice. If, at the expiration of the Notice Period, the Investor shall not have delivered written notice to the Company exercising its right to effect an Additional Subject Securities Purchase, the Investor shall be deemed to have waived all of its rights under this Section 3.2 solely with respect to such Subject Issuance. Except as provided in Section 3.2(d), the Investor shall effect the Additional Subject Securities Purchase concurrently with the Subject Issuance (the date of consummation of such transactions being referred to as the “Preemptive Rights Closing Date”). Subject to Section 3.2(d), if, in connection with any Subject Issuance, the Investor gives timely notice of its intent to exercise its right under this Section 3.2 but has not paid for and otherwise effected the Additional Subject Securities Purchase on the Preemptive Rights Closing Date, then the Investor shall be deemed to have waived its right to purchase such securities under this Section 3.2 with respect to such Subject Issuance; provided, however, that, subject to Section 3.2(d), the Company shall be entitled to specifically enforce the Investor’s obligation to consummate the Additional Subject Securities Purchase as set forth in the Investor’s notice.

(d)     If and to the extent (but only to the extent) that the approval of any Governmental Entity is required for the Investor to effect an Additional Subject Securities Purchase for which the Investor has given timely notice to the Company of its election to exercise its rights under this Section 3.2 and such approval has not been obtained on or prior to the Preemptive Rights Closing Date, the Investor may effect the Additional Subject Securities Purchase on or before the date that is forty (40) Business Days following the receipt of such approval; provided, however, that the Investor is using commercially reasonable efforts to obtain such approval as promptly as practicable, and, provided, further, that (i) if such approval is not obtained within one hundred (100) Business Days after the Investor has given timely notice to the Company of its election to exercise its rights under this Section 3.2, the Investor’s notice exercising its rights under this Section 3.2 shall be deemed withdrawn, and (ii) if such approval is obtained within such one hundred (100) Business Day period but the receipt of such approval is subject to terms or conditions that are adverse to the Investor (or any ORIX Party), the Investor may withdraw such notice to the Company within such one hundred (100) Business Day period; and if either clause (i) or (ii) applies, neither the Investor nor any ORIX Party shall have any further right or obligation to effect such Additional Subject Securities Purchase.

(e)     Except as provided in Section 3.2(f), if the Company effects a Subject Issuance and the Investor exercises its right to make an Additional Subject Securities Purchase, the Investor shall pay an amount in cash per security equal to the cash consideration per security paid by the other purchaser or purchasers of Subject Securities in such Subject Issuance; provided that in the case of an underwritten public offering or a private placement offering under Rule 144A of the Securities Act or similar transaction, the price paid by the Investor shall not include (and shall be reduced by the amount of) any underwriting or initial purchaser’s discount or fees (as disclosed in the final prospectus, offering memorandum or other similar documentation).

(f)     If the Company effects a Subject Issuance for non-cash consideration (or a combination of cash and non-cash consideration), and the Investor exercises its right to make an Additional Subject Securities Purchase, the Investor shall pay in cash, per security in the Additional Subject Securities Purchase, the volume-weighted average price per share of Common Stock over the preceding twenty (20) trading days (from the earlier of (i) the date of the Preemptive Rights Closing Date and (ii) the date such Subject Issuance is publicly announced) on the primary securities exchange on which the shares of Common Stock are traded).

(g)     In the event that a proposed Subject Issuance is terminated or abandoned by the Company without the issuance of any Subject Securities, then the Investor’s purchase rights pursuant to this Section 3.2 shall also terminate as to such proposed Subject Issuance, and any funds in respect thereof paid to the Company by the Investor shall be refunded promptly and in full. The Company shall not be obligated to consummate any proposed Subject Issuance, nor be liable to the Investor if a proposed Subject Issuance is terminated or abandoned prior to the consummation thereof by the Company for whatever reason, regardless of whether it shall have delivered a notice of such proposed Subject Issuance to the Investor or received from the Investor written notice of the Investor’s intent to exercise its right to effect an Additional Subject Securities Purchase.

(h)     Notwithstanding any other provision in this Section 3.2, to the extent the issuance of Subject Securities in an Additional Subject Securities Purchase on a stand-alone basis and not as part of a larger issuance in the manner contemplated by this Section 3.2 would require, whether under the applicable rules of any stock exchange on which the Voting Securities are listed or otherwise, any approval by the stockholders of the Company that has not been obtained, the Investor may purchase in such Additional Subject Securities Purchase such number of Subject Securities as would be permitted without such approval and shall, until such approval is obtained, have the option to purchase additional Subject Securities from the Company in connection with any such Additional Subject Securities Purchase up to the amount that it would otherwise be entitled to purchase in such Additional Subject Securities Purchase under this Section 3.2.

Section 3.3     Information Rights. From and after the Closing, the Company will, and will cause members of its management, upon the Investor’s reasonable request from time to time (but in no event more often than once during any twelve-month period), and subject to a customary confidentiality agreement, to meet with the Investor and its Representatives (in person or by telephone as agreed by the parties) to provide the Investor with information regarding developments relating to the Company’s business, operations, finances, personnel and prospects. In addition, subject to a customary confidentiality agreement, the Investor Directors will be allowed to share material, non-public information obtained or learned by them in their capacities as Directors with the Investor and its Representatives.

Section 3.4     Company Cooperation; Company Deliverables.

(a)     The Company shall:

(i)     use its reasonable best efforts not to take any action that would prevent or delay the Closing; and

(ii)     prior to the Closing, other than any such provision that is in the Company’s Certificate of Incorporation in effect as of the date hereof and other than to the extent the Board of Directors determines in good faith that such action would reasonably be expected to be necessary to comply with its fiduciary duties to the Company’s stockholders under applicable Law, as advised by counsel, not take any action to adopt, approve or implement, any stockholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause the Investor or any of its Affiliates to incur or suffer a material economic detriment (including through disproportionate dilution, relative to other holders of Voting Securities, of the Investor’s equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Company in the form of a mandatory offer requirement or similar provision), or that would affect the Investor’s ability to continue to hold or acquire additional Voting Securities following the Closing or that would have an adverse effect on the membership on the Board of Directors by the Investor Designees or the Independent Designee.

(b)     At the Closing:

(i)     the Company shall deliver or cause to be delivered to the Investor a certificate, executed by an authorized officer of the Company, certifying that (A) each of the representations and warranties contained in Section 4.1 shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made, and (B) the Company has complied with its obligations under Section 2.1(a); and

(ii)     the Investor shall deliver or cause to be delivered to the Company a certificate, executed by an authorized officer of the Investor, certifying that each of the representations and warranties contained in Section 4.2 shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1     Representations and Warranties of the Company. The Company represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)     the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)     the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)     this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Investor, is enforceable against the Company in accordance with its terms;

(d)     neither the execution, delivery nor performance of this Agreement by the Company constitutes a breach or violation of or conflicts with (with or without notice or lapse of time or both) (i) the Certificate of Incorporation, the Company’s by-laws or any other organizational documents of the Company, or (ii) any Law applicable to the Company; and

(e)     prior to the execution of this Agreement, the Board of Directors has duly adopted resolutions substantially in the form attached hereto as Exhibit A.

Section 4.2     Representations and Warranties of Investor. The Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a)     the Investor is a corporation duly organized, validly existing and in good standing under the laws of Japan and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)     the execution, delivery and performance of this Agreement by the Investor has been duly authorized by all necessary action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize this Agreement or any of the transactions contemplated hereby;

(c)     this Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against the Investor in accordance with its terms;

(d)     the Investor has provided to the Company the Purchase Agreement and any other Contract between the Sellers and their Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand, entered into in connection with, or related to, the Purchase Agreement and the transactions contemplated thereby; and

(e)     neither the execution, delivery nor performance of this Agreement by the Investor constitutes a breach or violation of or conflicts with (with or without notice or lapse of time or both) (i) its certificate of incorporation, by-laws or any other organizational documents, or (ii) any Law applicable to the Investor.

Article V
TERMINATION

Section 5.1     Termination. Except as provided in Section 5.2 and other than the termination provisions applicable to particular Sections that are specifically provided elsewhere in this Agreement, this Agreement shall terminate or shall be terminable as follows:

(a)     at such time as the Voting Power of the ORIX Parties is less than five percent (5%);

(b)     upon the mutual written agreement of the Company and the Investor;

(c)     by the Investor upon a material breach by the Company of any of the Company’s covenants or agreements contain herein if such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by the Company;

(d)     by the Company upon a material breach by the Investor of any of the Investor’s covenants or agreements contain herein if such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by the Investor; or

(e)     upon termination of the Purchase Agreement prior to Closing.

Section 5.2     Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, there shall be no further liability or obligation hereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) shall relieve either party from liability for (i) any breach of this Agreement prior to such termination or (ii) fraud.

Article VI
MISCELLANEOUS

Section 6.1     Amendment and Modification. This Agreement may be amended, modified or supplemented, and any of the provisions contained herein may be waived, in each case, only by a written instrument signed by the Company and by the Investor. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 6.2     Assignment; Binding Effect; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either party without the prior written consent of the other party and any purported assignment without such prior written consent will be void; provided however, that the Investor may assign its rights or obligations hereunder to any of the other ORIX Parties without obtaining the prior written consent of the Company, and the Investor shall cause such ORIX Party to become a party to this Agreement; provided, further, that no such assignment shall relieve the Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to the Investor. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Except as expressly provided in Section 2.2, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 6.3     Entire Agreement. This Agreement (together with the NDA and the Additional Agreements) sets forth the entire agreement and understanding between the parties as to the subject matter hereof (and thereof) and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them.

Section 6.4     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties that all of their rights and privileges shall be fully enforceable; provided that, in each case, the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

Section 6.5     Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Company:

Ormat Technologies, Inc.
6225 Neil Road
Reno, NV 89511
Attention: Isaac Angel
Facsimile: (775) 356-9039

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP

1200 New Hampshire Avenue N.W.

Washington, DC 20036
Attention: Noam Ayali
Facsimile: (202) 974-5602
Email: NAyali@chadbourne.com

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10019
Attention: Charles E. Hord

Facsimile: (212) 541-5369
Email: Chord@chadbourne.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017
Attention: William H. Aaronson

Telephone: (212) 450-4397
Facsimile: (212) 701-5397
Email: william.aaronson@davispolk.com

If to the Investor:

ORIX Corporation
Hamamatsucho Building, 1-1-1 Shibaura
Minato-ku, Tokyo 105-0023, Japan
Attention: Todd Freeland, Hidetake Takahashi
Facsimile: 03-5730-0183
Email: todd.freeland@orix-ei.com; hidetake.takahashi.vk@orix.jp; nobuomi.iokamori.ud@orix.jp; daisuke.ueno.tu@orix.jp with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10011

Attention: Thomas W. Christopher and Joshua G. Kiernan

Telecopy No.: (212) 751- 4864

Email: thomas.christopher@lw.com

  joshua.kiernan@lw.com

Section 6.6     Rules of Construction.

(a)     The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(b)     Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(c)     The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)     The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e)     Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”, whether or not so specified.

(f)     The term “or” is not exclusive and has the meaning represented by the phrase “and/or”.

(g)     The phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h)     Each party hereto acknowledges, confirms and agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 6.7     Counterparts. This Agreement may be executed via facsimile or .pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 6.8     Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. The Company agrees to the provisions set forth on Schedule 3 hereto.

Section 6.9     Remedies. In the event of any breach or a threatened breach of this Agreement, the aggrieved party will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

Section 6.10     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would mandate or permit the application of Laws of another jurisdiction.

(b)     Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 6.10.

(c)     THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 6.11     Adjustments. References to numbers of shares and to sums of money contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Isaac Angel & /s/ Doron Blachar
Name: Isaac Angel & Doron Blachar
Title: CEO & CFO

ORIX CORPORATION

By:	/s/ Yuichi Nishigori
Name: Yuichi Nishigori
Title: Director and Corporate Executive Vice President

[Signature Page to Governance Agreement]

Schedule 1

Resigning Directors AND iNVESTOR dESIGNEES

Resigning Directors	Investor Designee
Robert E. Joyal	Yuichi Nishigori
Ami Boehm	Stan Koyanagi
Gillon Beck	Todd Freeland

Schedule 2

independent Designee

A Proposed Independent Designee to be identified by the Investor prior to Closing and appointed to the Board at the Closing as the Independent Director in accordance with Section 2.1(f).

Schedule 3

[see attached.]

EXHIBIT A

BOARD OF DIRECTORS RESOLUTIONS

WHEREAS, the Board of the Corporation, has previously established, constituted and authorized the Special Committee to, among other things, (1) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation, including the authority to determine not to proceed with any such process, procedures, review or evaluation, of (i) the proposed acquisition by ORIX Corporation, a Japanese corporation (“ORIX”), of the shares of common stock of the Corporation held by FIMI ENRG, Limited Partnership, an Israeli limited partnership (“FIMI IL”), FIMI ENRG, L.P., a Delaware limited partnership (together with FIMI IL, “FIMI”), Bronicki Investments Ltd., an Israeli company (“Bronicki”), Isaac Angel, the Chief Executive Officer of the Corporation and Doron Blachar, the Chief Financial Officer of the Corporation, as contemplated by the Stock Purchase Agreement dated as of May 4, 2017 by and among FIMI, Bronicki, Isaac Angel, Doron Blachar and ORIX (the “Purchase Agreement”) and pursuant to Section 203 of the Delaware General Corporation Law (the “DGCL”) (the “Proposed Transaction”) and (ii) requests for certain governance rights to be granted by the Corporation to ORIX in connection with the Proposed Transaction; (2) respond to any communications, inquiries or proposals regarding the Proposed Transaction; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of the Proposed Transaction; (4) determine on behalf of the Board and the Corporation whether the Proposed Transaction is advisable and is fair to the Corporation’s stockholders, specifically, stockholders other than FIMI, Bronicki, Isaac Angel and Doron Blachar, and in the best interests of the Corporation; (5) reject or approve the Proposed Transaction, or recommend such rejection or approval to the Board; (6) consummate or recommend to the Board the consummation of the Proposed Transaction; (7) review, analyze, evaluate and monitor all proceedings and activities of the Corporation related to the Proposed Transaction; (8) investigate FIMI, Bronicki, ORIX and the Proposed Transaction and matters related thereto as it deems appropriate; and (9) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties; and

WHEREAS, the Special Committee has unanimously determined that it is advisable and is fair to the Corporation’s stockholders, specifically, stockholders other than FIMI, Bronicki, Isaac Angel and Doron Blachar, and in the best interests of the Corporation, to effect the Proposed Transaction as contemplated by the terms and conditions of the Purchase Agreement and pursuant to Section 203 of the DGCL, and, in connection therewith, to enter into, (i) the Commercial Cooperation Agreement, substantially in the form presented to this meeting and included as Exhibit A to these minutes by and between the Corporation and ORIX (including any exhibits and schedules thereto, the “Commercial Cooperation Agreement”), (ii) the Governance Agreement, substantially in the form presented to this meeting and included as Exhibit B to these minutes by and between the Corporation and ORIX (including any exhibits and schedules thereto, the “Governance Agreement”), and (iii) the Registration Rights Agreement, substantially in the form presented to this meeting and included as Exhibit C to these minutes by and between the Corporation and ORIX (including any exhibits and schedules thereto, the “Registration Rights Agreement”) (the Commercial Cooperation Agreement, the Governance Agreement and the Registration Rights Agreement, collectively, hereinafter referred to as the “Transaction Agreements”), upon the terms and conditions contained in each of the Transaction Agreements substantially in the form presented to the Special Committee and as presented to the Board and included in the exhibits to these minutes, as applicable; and

WHEREAS, the Special Committee has unanimously recommended that the Board adopt, authorize and approve entry by the Corporation into the Proposed Transaction and each of the Transaction Agreements; and

WHEREAS, the Board has unanimously determined that it is advisable and is fair to the Corporation’s stockholders, specifically, stockholders other than FIMI, Bronicki, Isaac Angel and Doron Blachar, and in the best interests of the Corporation, to effect the Proposed Transaction, and enter into each of the Transaction Agreements.

NOW, THEREFORE, BE IT RESOLVED, that the forms, terms and provisions of each of the Transaction Agreements, including all exhibits and schedules attached thereto, be, and hereby are, adopted, authorized and approved, in the form presented to the Board and with such changes therein as may be approved by any Authorized Officer (as defined below); and

FURTHER RESOLVED, that each of the ORIX Parties (as defined in the Governance Agreement) and any “affiliates” or “associates” thereof (as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the DGCL, including persons who become “affiliates” or “associates” of the ORIX Parties after the date hereof, and any group composed solely of ORIX Parties and any “affiliates” or “associates” thereof (other than a 13D Group (as defined in the Governance Agreement)) (collectively, the “Exempt Persons”), is approved as an “interested stockholder” within the meaning of Section 203 of the DGCL and that any acquisition of “ownership” of “voting stock” (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of the Corporation (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time, be and hereby is approved for purposes of Section 203 of the DGCL, and the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons. This resolution and the approvals granted hereby shall automatically be revoked and rescinded and shall be of no further force and effect in the event that the Purchase Agreement is terminated prior to Closing (as defined in the Purchase Agreement); and

FURTHER RESOLVED, that the Corporation be, and hereby is, authorized and empowered to perform all of its obligations under each of the Transaction Agreements and to consummate the transactions contemplated thereby; and

FURTHER RESOLVED, that each of Isaac Angel, Chief Executive Officer of the Corporation and Doron Blachar, Chief Financial Officer of the Corporation (each such person, an “Authorized Officer”), acting singly, be, and each of them hereby is, authorized and empowered to execute and deliver each of the Transaction Agreements, including all exhibits and schedules attached thereto, in the name and on behalf of the Corporation with such additions, deletions or changes therein (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) as the Authorized Officer executing the same shall approve (the execution and delivery thereof by any such Authorized Officer to be conclusive evidence of his or her approval of any such additions, deletions or changes); and

FURTHER RESOLVED, that each of the Authorized Officers, acting singly, be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to prepare, execute and file all periodic reports or other notices or filings (including any instruments and documents in connection therewith) that may be required to be made or filed with the Securities and Exchange Commission, the New York Stock Exchange, the Tel Aviv Stock Exchange or other governmental or regulatory authority (including any amendments or supplements to any thereof) as may be necessary, desirable, advisable or appropriate in connection with the execution and delivery of the Transaction Agreements and the consummation of the Proposed Transaction; and

FURTHER RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute and deliver all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation; to pay or cause to be paid all fees, costs and expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

FURTHER RESOLVED, that in connection with the transactions contemplated in the preceding resolutions, the Secretary or Assistant Secretary of the Corporation be, and hereby is, authorized in the name and on behalf of the Corporation, to certify any more formal or detailed resolutions as such officer may deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and that thereupon, such resolutions shall be deemed adopted as and for the resolutions of the Board as set forth at length herein; and

FURTHER RESOLVED, that the omission from these resolutions of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Authorized Officers to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

FURTHER RESOLVED, that any and all actions heretofore taken in furtherance of the foregoing resolutions by the officers of the Corporation on behalf of the Corporation be, and they hereby are, ratified, approved and confirmed, including, without limitation, the execution and delivery of any certificates, instruments, agreements and other documents as may have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolution.